Filed Pursuant to Rule 424(b)(3)

File Number 333-136457

PROSPECTUS SUPPLEMENT NO. 6

to Prospectus dated October 31, 2006

(Registration Nos. 333-127938, 333-130577, 333-136457)

MICROMED CARDIOVASCULAR, INC.

This Prospectus Supplement No. 6 supplements our combined Prospectus dated October 31, 2006 (the “Prospectus”), Prospectus Supplement No. 1 dated December 1, 2006, Prospectus Supplement No. 2 dated March 19, 2007, Prospectus Supplement No. 3 dated May 1, 2007, Prospectus Supplement No. 4 dated May 15, 2007 and Prospectus Supplement No. 5 dated May 25, 2007. The shares of common stock and the shares of common stock issuable on the exercise of warrants that are covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders, except for funds received from the cash exercise of warrants held by selling stockholders, if and when exercised for cash. You should read this Prospectus Supplement No. 6 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4 and Prospectus Supplement No. 5.

This Prospectus Supplement No. 6 includes the attached reports, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”).

•	Current Report on Form 8-K filed with the SEC on June 12, 2007.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MMCV.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 6 is June 12, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2007

MICROMED CARDIOVASCULAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51487	90-0265161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8965 Interchange Drive Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 838-9210

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 12, 2007, the Board of Directors of MicroMed Cardiovascular, Inc. (the “Company”) appointed Pamela Westbrook as a director to fill an existing vacancy. Ms. Westbrook was also appointed as Chair of the Audit Committee and deemed to be a financial expert by the Board of Directors.

Ms. Westbrook is a financial executive with over 25 years experience, primarily in the medical device industry. From 1998 to 2006, she served as Vice President, Finance and Administration and Chief Financial Officer for Cyberonics, Inc. Prior to joining Cyberonics, Ms. Westbrook was CFO for Physicians Resource Group from April 1998 to October 1998. From 1986 to 1998, Ms. Westbrook held positions with SulzerMedica Ltd including Vice President of Finance, Vice President Controller, and as Director of Finance and General Accounting.

Ms. Westbrook will receive standard compensation for her services consistent with other members of the Company’s board of directors, which is currently $7,500 per quarter. In addition, the Company reimburses her reasonable and customary travel expenses in connection with board meetings.

Ms. Westbrook has not been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-B between the Company and herself.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.

Date: June 12, 2007	By:	/s/ Juliet Markovich
Juliet Markovich
Chief Financial Officer
(Duly Appointed Officer)

3

Exhibit 99.1

MicroMed Appoints Pamela Westbrook to Board of Directors

Houston, June 12, 2007 — MicroMed Cardiovascular, Inc., (www.micromedcv.com), a ventricular assistance device company, today announced that it has elected Pamela Westbrook to its Board of Directors. Ms. Westbrook will chair the audit committee of MicroMed’s board of directors.

Ms. Westbrook is a financial executive with over 25 years experience, primarily in the medical device industry. From 1998 to 2006, she served as Vice President, Finance and Administration and Chief Financial Officer for Cyberonics, Inc. Prior to joining Cyberonics, Ms. Westbrook was CFO for Physicians Resource Group from April 1998 to October 1998. From 1986 to 1998, Ms. Westbrook held positions with SulzerMedica Ltd including Vice President of Finance, Vice President Controller, and as Director of Finance and General Accounting.

“Ms. Westbrook brings significant financial experience at some of the world’s leading medical device companies,” said Bob Benkowski , CEO of MicroMed. “Her experience of taking small entrepreneurial companies and turning them into strong successful businesses will serve MicroMed well as we enter an exciting period for the industry and the company.”

Ms. Westbrook added, “This is an exciting time for MicroMed as it continues its ongoing clinical trials in the United States and its expansion within the European marketplace. I am looking forward to working with MicroMed.”

About MicroMed Cardiovascular, Inc.

The DeBakey VAD® is a miniaturized ventricular assist device (VAD) which was jointly developed by the famed heart surgeon Dr. Michael E. DeBakey, Dr. George Noon, and the National Aeronautics and Space Administration (NASA). The DeBakey VAD® is an implantable axial flow device designed to provide long term, improved quality of life for patients who suffer from severe heart failure. It is the only device that provides accurate, real-time flow measurement improving the clinicians’ patient care. It is CE-Mark approved in Europe for Bridge-to-Transplant (BTT), Destination Therapy (DT), and pediatric use with the DeBakey VAD® Child. The DeBakey VAD® is undergoing an IDE BTT clinical study in the U.S. and the DeBakey VAD® Child is the only FDA approved (HDE) pediatric ventricular assist device.

Forward-looking statements in this release regarding MicroMed Cardiovascular, Inc. are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company’s products, increased levels of competition, new products and technological changes, the company’s dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.

Contact

Allison K. Wehner

Marketing and Corporate Communications Coordinator

Phone: (713) 580-8270

Fax: (713) 838-9214

awehner@micromedcv.com